Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-220053, 333-220054, 333-226756, 333-233109, and 333-233110), and Form S-8 (Nos. 333-202066, 333-216761, 333-223455, 333-229972, and 333-232208) of Invitae Corporation of our report dated June 20, 2019, with respect to the financial statements of Jungla Inc. as of December 31, 2018, and for the year then ended, (which report expresses an unqualified opinion and includes an emphasis of matter paragraph related to going concern) and included in this Amendment No. 1 to the Current Report on Form 8-K (No. 001-36847/19959487) of Invitae Corporation dated September 27, 2019.

/s/ Moss Adams LLP

Campbell, California
September 27, 2019